UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2011

WINN-DIXIE STORES, INC.

(Exact name of registrant as specified in its charter)

Florida	1-3657	59-0514290
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5050 Edgewood Court, Jacksonville, Florida		32254-3699
(Address of principal executive offices)		(Zip Code)

(904) 783-5000

(Registrant’s telephone number, including area code)

Unchanged

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Winn-Dixie Stores, Inc. (the “Company”) previously filed a Current Report on Form 8-K disclosing the January 5, 2011 resignation of Frank Eckstein from his position as Senior Vice President, Retail Operations and his anticipated retirement as of June 29, 2011.

On February 14, 2011, the Company and Mr. Eckstein reached an agreement with respect to his retirement. A copy of the letter agreement is attached hereto as Exhibit 10.1.

Pursuant to the agreement, the parties have agreed to the following: 1) Mr. Eckstein will become Senior Vice President, Operations Support through the end of the fiscal year (June 29, 2011) at his present salary, 2) within 30 days prior to the end the fiscal year, he will take an approved personal leave of absence through December 1, 2011 and will be treated as an active employee for all purposes under all of the Company’s incentive plans, 3) effective December 1, 2011, Mr. Eckstein’s employment with the Company will end (“Release Date”), 4) assuming that he is not otherwise terminated for cause and executes a standard form of general release, Mr. Eckstein’s departure from the Company will be treated as a retirement, 5) assuming that he executes a standard form of general release, Mr. Eckstein will receive a lump sum payment on or about the Release Date in an amount equal to 26 weeks of gross pay ($210,062.50) and be eligible to receive up to the equivalent of 52 weeks of gross pay ($420,125.00) in weekly installments over the following year pursuant to the terms of Winn-Dixie’s Executive Severance Plan (“Plan”), 6) Mr. Eckstein will be eligible for all benefits afforded retirees under the Company’s incentive plans and related forms of award agreement, and 7) assuming that he executes a standard form of general release, pursuant to the terms of the Plan, Mr. Eckstein will be eligible to have his COBRA premiums paid for up to 12 months after the Release Date.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement, dated February 14, 2011, between Winn-Dixie Stores, Inc. and Frank O. Eckstein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2011	Winn-Dixie Stores, Inc.

	By:	/s/ Peter L. Lynch
Peter L. Lynch
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, dated February 14, 2011, between Winn-Dixie Stores, Inc. and Frank O. Eckstein.